News Release
For Immediate Release 05/09/06

Company contacts:
T. Paul Bulmahn, Chairman and President
Albert L. Reese Jr., Chief Financial Officer
713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Announces First Quarter 2006 Results and
Operations Update

HOUSTON - May 9, 2006 - (Business Wire) - ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced first quarter 2006 results and an operations update.

•	Commenced first production from three material projects:
-	Mississippi Canyon 711 (“MC 711”) in the Deepwater Gulf of Mexico,
-	Tors in the U.K. North Sea, and
-	L-06d in the Dutch North Sea;
•	Achieved the final goal of the Employee Volvo Challenge by attaining a first quarter production exit rate of 160 MMcfe/d;
•	Recorded production of 5.9 Bcfe or an average of 66 MMcfe/d for the first quarter;
•	Improved financial strength with the issuance of a $150.0 million Series B Cumulative Perpetual Preferred Stock;
•	Acquired Green Canyon Block 37, a property with logged oil and gas zones;
•	Recorded revenue of $45.2 million and a net loss available to common shareholders of $9.9 million;
•	Since the beginning of 2006, added 25 Bcfe of cash flow hedges for 2006 and 2007 at an average price of $10.94/Mcfe ($10.58/Mcfe for 2006 and $11.34/Mcfe for 2007)

Results of Operations

Natural gas and oil production was 5.9 Bcfe for the first quarter, compared to 5.8 Bcfe in the first quarter 2005. Compared to the first quarter 2005, first quarter U.S. natural gas price realizations increased 21% to $7.40 per Mcf, North Sea natural gas price realizations increased 19% to $9.48 per Mcf, and crude oil price realizations increased 11% to $44.72 per barrel. As a result of an increase in average realized prices and average sales volumes, natural gas and oil revenues were $45.2 million for the first quarter, compared to $37.0 million for the first quarter 2005.

Hurricane related repairs continued to impact the first quarter 2006 with lease operating expenses (LOE) in the Gulf of Mexico totaling $9.9 million and with approximately 30% associated with properties that did not contribute to production. For those properties with production, LOE amounted to $1.28 per Mcfe. LOE in the North Sea was $1.36 per Mcfe. For the first quarter 2005, LOE per Mcfe was $0.74 in the Gulf of Mexico and $1.24 in the North Sea.

General and administrative expense (G&A) totaled $5.8 million for the first quarter, compared to $4.2 million for the first quarter 2005. The increase was primarily due to higher costs for personnel, professional and legal fees, partially offset by lower administrative expenses associated with geological/geophysical activities.

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Depreciation, depletion, and amortization (DD&A) per Mcfe was $2.91 for the first quarter, compared to $3.55 for the first quarter 2005. The lower rate for 2006 compared to 2005 is primarily due to one of our higher cost producing properties being shut-in during 2006 while awaiting the completion of hurricane related repairs.

ATP recorded a net loss available to common shareholders of $9.9 million or $0.34 per basic and diluted share in the first quarter, compared to net income available to common shareholders in the first quarter 2005 of $1.0 million or $0.03 per basic and diluted share. Results from the first quarter 2006 were impacted by the destructive aftermath of hurricanes Katrina and Rita, and the resultant industry rush to complete repairs and reconstruction efforts in an atmosphere of scarce resources and ever increasing costs due to the demand for such services.

The Company's selected operating statistics and financial information, included within this press release, contain additional information on our activities for the first quarter 2006 and comparable period in 2005.

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	Three Months Ended
	March 31,
	2006	2005
Selected Operating Statistics

Production
Natural gas (MMcf)	5,033	4,594
Oil and condensate (MBbls)	150	198
Natural gas equivalents (MMcfe)	5,935	5,779
Gulf of Mexico (MMcfe)	5,326	5,238
North Sea (MMcfe)	608	541

Average Prices (includes effect of cash
flow hedges)
Natural gas (per Mcf)	$7.65	$6.32
Natural gas (per Mcf) - GOM	7.40	6.10
Natural gas (per Mcf) - N. Sea	9.48	7.97
Oil and condensate (per Bbl) - GOM	44.72	40.15
Natural gas, oil and condensate (per Mcfe)	7.62	6.40
Lease operating expense (per Mcfe)	1.80	0.79
Lease operating expense (per Mcfe) - GOM	1.85	0.74
Lease operating expense (per Mcfe) - N. Sea	1.36	1.24

Other Expenses, per Mcfe
Depreciation, depletion and amortization (DD&A)	$2.91	$3.55
DD&A - GOM	2.82	3.50
DD&A - N. Sea	3.67	4.03

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$45,225	$36,980
Net income (loss)	(3,045)	1,000
Preferred dividends	(6,818)	-
Net income (loss) available to common shareholders	(9,863)	1,000
Per share, basic and diluted	$(0.34)	$0.03

Average number of common shares outstanding
Basic	29,435	28,924
Diluted	29,435	29,782
__________________
(1) See oil and gas revenue reconciliation on the last page of this press release.

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Acquisitions

Central Gulf of Mexico Offshore Lease Sale - ATP acquired Green Canyon 37 at the Central Gulf of Mexico Offshore Lease Sale held in March. The block contains two hydrocarbon-bearing pay sands, an oil zone and a gas zone, with approximately 140 feet of net pay from both zones. Development of this property is scheduled to begin in late 2007 or 2008. ATP is the operator of Green Canyon 37 with a 100% working interest.

Operations and Development

Gulf of Mexico Shelf - Since the beginning of 2006, development operations have occurred at South Marsh Island 166, High Island 74, and Ship Shoal 358 (SS 358). During the second quarter, we expect to spud two new wells, one at West Cameron 663 and another at West Cameron 462. Both of these wells are scheduled to be completed in the third quarter and on production before the end of the year. SS 358 resumed production on April 7, 2006, following hurricane related repairs.

Gulf of Mexico Deepwater - On March 9, 2006 at MC 711, ATP announced first production from the MC 711 #4 ST 1 well. The second well, the MC 711 #6, commenced production on March 14, 2006; however, both wells did not flow simultaneously until March 30, 2006. The start-up phase of the field is progressing, and net production should reach approximately 100 MMcfe/d early in the third quarter. The highest daily production rate at MC 711 achieved as of the date of this press release occurred on April 28, 2006 at 85 MMcfe/d.

The second phase of development at MC 711 is scheduled to commence mid-2006 and will include additional developmental drilling plus the installation of a subsea manifold. ATP is the operator of MC 711 with a 100% working interest.

North Sea - On April 3, 2006, ATP announced first production from the Kilmar K1 well at its Tors development located in Block 43/22 ("Kilmar" field) of the Southern Gas Basin of the U.K. North Sea. Net production in the second quarter at Tors is expected to average 30 - 40 MMcfe/d. A second well, Kilmar K2, is currently drilling and should be completed in the third quarter. When fully developed, Tors is expected to have at least four producing wells with net production of 50 - 75 MMcfe/d. ATP is the operator of Tors with a 85% working interest.

Platform and facilities construction at Wenlock (formerly Venture) is ongoing and should be completed during the third quarter. Drilling is scheduled to begin late in 2006, and first production is expected during the first half of 2007. ATP is the operator of Wenlock with a 100% working interest.

On February 27, 2006, we announced first production at L-06d in the Dutch North Sea. Net ATP production at L-06d is expected to reach a facilities limit of 15 - 20 MMcfe/d following completion of the start-up phase at the host platform, G-17. ATP is the operator of L-06d with a 50% working interest.

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Second Quarter 2006 Production and Operations Update

The step change in second quarter production is well underway. For the month of April, production averaged approximately 155 MMcfe/d, compared to 70 MMcfe/d for March. On May 8, 2006 production hit a peak of 188 MMcfe/d. We are still in the start-up phases at MC 711, Tors, and L-06d, and we expect to build on these production volumes for the remainder of the second quarter. The Company anticipates that for the entire second quarter production will average in excess of 160 MMcfe/d. We also reiterate our 2006 production estimate of 150 - 200 MMcfe/d for the entire year.

LOE per Mcfe should continue to improve with our recent increase in production and SS 358, previously off production due to the hurricanes, returning to production on April 7, 2006. We reiterate an LOE rate approaching $1.00 per Mcfe for all of 2006.

Capital Resources and Liquidity

During the first quarter, ATP issued $150.0 million of Series B Cumulative Perpetual Preferred Stock. We received proceeds of $145.5 million from the offering, net of offering costs. The security does not have a stated maturity and bears a 12½% non-cash dividend, which becomes payable in cash upon the earlier of full repayment of our existing Term Loan or April 15, 2011.

Cash flow from operating activities was $28.8 million during the first quarter, compared to $10.7 million in cash flow from operating activities for the same period in 2005. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was $19.5 million for the first quarter, compared to $23.4 million for the same period in 2005.

At March 31, 2006, ATP had working capital of $47.0 million, compared to $0.6 million at December 31, 2005. ATP had $138.1 million in cash and cash equivalents on hand at March 31, 2006, compared to $65.6 million in cash and cash equivalents at December 31, 2005. Cash paid for acquisition and development activities for the three months ended March 31, 2006 was $96.1 million, compared to $42.3 million in the same period in 2005.

We have been active in the derivatives market this year. Since the beginning of 2006, we have purchased crude oil puts and entered into crude and natural gas swaps and fixed forward sales representing approximately 25 Bcfe of production at an average hedge price of $10.94/Mcfe. In total for 2006 and 2007, we have 32 Bcfe hedged at an average price of $10.75/Mcfe. A complete listing of our hedge positions can be found near the end of this press release.

1st Quarter 2006 Conference Call

ATP management will host a conference call on May 10, 2006 to review production and financial results for the first quarter 2006. T. Paul Bulmahn, Chairman and President; Gerald W. Schlief, Senior Vice President; Leland Tate, Chief Operating Officer; and Albert L. Reese, Jr., Chief Financial Officer, will discuss the details.

Date: Wednesday, May 10, 2006

Time: 11:00 AM EDT, 10:00 AM CDT, 9:00 AM MDT, 8:00 AM PDT

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To participate in the live webcast, simply log on to ATP’s website at www.atpog.com at least ten minutes prior to the start of the call and click on Investor Info and then Conference Calls. To listen to the conference call via the telephone, dial 1-877-707-9631. If you are unable to participate during the live webcast, the webcast will be archived on ATP’s website at www.atpog.com for 30 business days. A recorded replay of the conference call will be available for a period of 24 hours after the call starting at 1:00 p.m. CDT. To listen to the replay, dial 1-888-203-1112 with the conference identification number 4223348.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.

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CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 31,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$138,066	$65,566
Restricted cash	12,382	12,209
Accounts receivable (net of allowances of $370 and $367)	59,444	83,571
Derivative asset	2,526	-
Other current assets	11,842	4,454
Total current assets	224,260	165,800

Oil and gas properties:
Oil and gas properties (using the successful efforts
method of accounting)	976,031	899,284
Less: Accumulated depletion, impairment and amortization	(289,150)	(271,863)
Oil and gas properties, net	686,881	627,421

Furniture and fixtures, net	1,122	1,175
Deferred tax asset	4,104	4,025
Other assets, net	25,339	25,342
	30,565	30,542
Total assets	$941,706	$823,763

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accruals	$124,391	$144,675
Current maturities of long-term debt	3,500	3,500
Current maturities of long-term capital lease	41,027	8,679
Asset retirement obligation	6,533	7,097
Derivative liability	1,784	1,282
Total current liabilities	177,235	165,233

Long-term debt	337,027	337,489
Long-term capital lease	-	34,437
Asset retirement obligation	64,436	60,267
Other long-term liabilities and deferred obligations	-	8,826
Total liabilities	578,698	606,252

Shareholders' equity:
Preferred stock: $0.001 par value	341,676	184,858
Common stock: $0.001 par value	30	29
Additional paid-in capital	138,453	149,267
Accumulated deficit	(111,196)	(101,333)
Accumulated other comprehensive income	(5,044)	(4,693)
Unearned compensation	-	(9,706)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	363,008	217,511
Total liabilities and shareholders' equity	$941,706	$823,763

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CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2006	2005

Oil and gas revenues	$45,245	$36,980

Costs and operating expenses:
Lease operating	10,693	4,574
Exploration	141	334
General and administrative	5,756	4,191
Stock-based compensation	2,229	-
Depreciation, depletion and amortization	17,270	20,502
Accretion	1,547	580
(Gain) loss on abandonment	55	-
Total costs and operating expenses	37,691	30,181
Income from operations	7,554	6,799

Other income (expense):
Interest income	573	490
Interest expense	(11,172)	(6,289)
Total other income (expense)	(10,599)	(5,799)

Income (loss) before income taxes	(3,045)	1,000
Provision for income taxes	-	-

Net income (loss)	$(3,045)	$1,000

Preferred dividends	(6,818)	-

Net income (loss) available to common shareholders	$(9,863)	$1,000

Basic and diluted income (loss) per common share:

Net income (loss) per common share	$(0.34)	$0.03

Weighted average number of common shares:

Basic	29,435	28,924

Diluted	29,435	29,782

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CONSOLIDATED CASH FLOW DATA
(In Thousands)

	Three Months Ended
	March 31,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$(3,045)	$1,000
Adjustments to operating activities	22,583	22,372
Changes in assets and liabilities	9,306	(12,656)
Net cash provided by operating activities	28,844	10,716

Cash flows from investing activities:
Additions to oil and gas properties	(96,077)	(42,315)
Additions to furniture and fixtures	(76)	(154)
Increase in restricted cash	(38)	-
Net cash used in investing activities	(96,191)	(42,469)

Cash flows from financing activities:
Issuance of preferred stock, net of issuance costs	145,463	-
Principal payments of long-term debt	(875)	(550)
Proceeds from capital lease	-	-
Principal payments of capital lease	(2,089)	-
Exercise of stock options	1,200	732
Other	-	(9)
Net cash provided by financing activities	143,699	173

Effect of exchange rate changes on cash	(3,852)	(410)

Net increase (decrease) in cash and cash equivalents	72,500	(31,990)
Cash and cash equivalents, beginning of period	65,566	102,774

Cash and cash equivalents, end of period	$138,066	$70,784

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Hedges, Derivatives and Fixed Price Contracts

	2006					2007
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	2,160.0	1,363.0	1,376.0	1,073.0	5,972.0	1,350.0	-	-	-	1,350.0
Price ($/MMBtu)	$8.08	$8.50	$8.50	$9.83	$8.59	$10.89	$-	$-	$-	$10.89
Crude Oil
Volumes (MBbls)	108.0	78.7	294.4	294.4	775.5	234.0	236.6	239.2	239.2	949.0
Price ($/Bbl)	$47.14	$51.68	$65.21	$65.21	$61.32	$68.03	$68.03	$68.03	$68.03	$68.03
Equivalents
Volumes (MMMBtue)	2,808.0	1,835.2	3,142.4	2,839.4	10,625.0	2,754.0	1,419.6	1,435.2	1,435.2	7,044.0
Price ($/MMBtue)	$8.03	$8.53	$9.83	$10.48	$9.30	$11.12	$11.34	$11.34	$11.34	$11.25

Puts
Crude Oil
Volumes (MBbls)		378.5	506.0	506.0	1,390.5	495.0	-	-	-	495.0
Floor Price ($/Bbl)		$57.500	$57.500	$57.500	$57.500	$57.500	$-	$-	$-	$57.500

North Sea:
Swaps
Natural Gas
Volumes (MMMBtu)	399.0			1,256.0	1,655.0	1,800.0				1,800.0
Price ($/MMBtu) (1)	$10.78			$14.68	$13.74	$14.59				$14.59
The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

Recent Gulf of Mexico Crude Oil Fixed Forwards:
March 10, 2006: 500 bopd June 2006 - December 2007 at $65.55/bbl
March 29, 2006: 1,000 bopd July 2006 - December 2007 at $68.20/bbl
April 6, 2006: 300 bopd January 2007 - December 2007 at $70.05/bbl
April 6, 2006: 300 bopd January 2007 - December 2007 at $70.00/bbl
April 18, 2006: 1,000 bopd July 2006 - December 2006 at $73.80/bbl
Recent Gulf of Mexico Gas Fixed Forwards:
April 18, 2006: 2,000 MMBtu/d November 2006 - March 2007 at $11.445/MMBtu
April 19, 2006: 3,000 MMBtu/d November 2006 - March 2007 at $11.560/MMBtu
Recent North Sea Gas Swaps:
March 10, 2006: 6,000 MMBtu/d December 2006 at £8.214/MMBtu ($14.29/MMBtu)
March 10, 2006: 5,000 MMBtu/d January 2007 - March 2007 at £8.214/MMBtu ($14.29/MMBtu)
March 13, 2006: 10,000 MMBtu/d November 2006 - March 2007 at £8.31/MMBtu ($14.46/MMBtu)
April 4, 2006: 5,000 MMBtu/d October 2006 - March 2007 at £8.70/MMBtu ($15.14/MMBtu)
Recent Gulf of Mexico Crude Oil Puts:
March 14, 2006: 2,000 bopd June 2006 - March 2007 at $57.50/bbl floor
(1) Assumes $1.74 to £1.00 currency translation rate.

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Oil and Gas Revenue Reconciliation (1)
(In Thousands)

	Three Months Ended
	March 31,
	2006	2005

Oil and gas revenues, including the effects of settled derivatives (1)	$45,225	$36,980
Hedging ineffectiveness for the period (2)	20	(5)
Other (3)	-	5
Oil and gas revenue per income statements	$45,245	$36,980

(1)
Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period.  Set forth above is a table reconciling the presented information with revenues from oil and gas production.  The total of oil and gas revenues, including the effects of settled derivative activities, is presented because of its acceptance as an indicator of the Company's realized cash flow from its oil and gas production during the period for which it is presented.

(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that is based on imperfect correlations to benchmark oil and natural gas prices.
(3)
These amounts are reclassifications of prior period disclosures that segregated the mark-to-market value changes on instruments that did not qualify for SFAS No. 133 hedge accounting treatment as income on derivative instruments on the statement of operations. Also included is the marketing activity of ATP Energy.

Cash Flow From Operating Activities
(In Thousands)

	Three Months Ended
	March 31,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$(3,045)	$1,000
Adjustments to operating activities	22,583	22,372
Cash flows from operating activities
before changes in assets and liabilities	19,538	23,372
Changes in assets and liabilities	9,306	(12,656)
Net cash provided by operating activities	$28,844	$10,716

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